EXHIBIT 99.1

Biostage Announces $6 Million Financing to Advance Clinical Trial

HOLLISTON, Mass., April 6, 2023 / GlobeNewswire/ — Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a cell-therapy biotechnology company with successful first-in-human experience in treating esophageal cancer and FDA approval to commence a clinical trial of the Biostage Esophageal Implant, today announced that it has entered into purchase agreements to raise approximately $6 million from new and existing investors in a private placement of its shares of common stock. Additional details are provided below.

The funds will be used to accelerate the clinical development of Biostage’s lead product candidate, the Biostage Esophageal Implant, or BEI. The FDA has approved a ten-patient phase one and phase two clinical trial to study the repair of damage to the esophagus in adults caused by cancer or injury. The FDA has indicated a willingness to consider expanding this clinical trial to include pediatric subjects with birth defects in the esophagus once the safety of the implant is shown in adults. Hence, the Company expects the repair of birth defects in the esophagus to be an additional indication for which Biostage will seek FDA approval.

Biostage is also developing other uses of its technology such as for treating cancer of the lung using the Biostage Bronchial Implant. Similar to how the BEI could be used to regenerate the esophagus, the Biostage Bronchial Implant would be used to regenerate a bronchus that has been surgically removed to treat bronchial cancer, injury or birth defects.

Biostage’s Chief Executive Officer and Chairman, Jerry He stated, “I am very pleased to welcome our new strategic investors and to thank our existing investors for their continued support. We will continue to execute our plan on clinical trials and development, and to make Biostage a success both for its patients and shareholders”.

Details of the Private Placement

On March 31, 2023, Biostage, Inc. (the “Company”) entered into Securities Purchase Agreements (each a “Purchase Agreement”) with certain investors (the “Investors”) pursuant to which the Investors agreed to purchase in a private placement an aggregate of 1,000,967 shares of common stock for the aggregate purchase price of approximately $6 million and a purchase price per unit of $6.00 (the “Private Placement”). The Company has received an aggregate of $3.6 million gross proceeds from the Private Placement through April 5, 2023, and expects to receive the remaining subscription amounts in the aggregate of $2.4 million promptly following such date.

About Biostage

We are a clinical-stage biotechnology company developing regenerative-medicine treatments for disorders of the gastro-intestinal system and the airway resulting from cancer, trauma or birth defects. Our technology is based on our proprietary cell-therapy platform that uses a patient’s own stem cells to regenerate and restore function to damaged organs. We believe that our technology represents a next-generation solution for restoring organ function because it allows the patient to regenerate their own organ, thus eliminating the need for human donor or animal transplants, the sacrifice of another of the patient’s own organs or permanent artificial implants.

We conducted the world’s first successful regeneration of the esophagus in a patient with esophageal cancer in August 2017. This surgery was performed by Dr. Dennis Wigle, Chair of Thoracic Surgery at the Mayo Clinic. The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021. The procedure demonstrated that our technology was able to successfully regenerate esophageal tissue, including the mucosal lining, to restore the integrity, continuity and functionality of the esophageal tube.

Biostage has 12 issued U.S. patents, 2 issued in China and 2 orphan-drug designations by the FDA which can provide seven years of market exclusivity in addition to any exclusivity granted by patents.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements in this press release include, but are not limited to, statements relating to the clinical trial design and costs; CRO contracts, terms and conditions; the capabilities and performance of our products and product candidates, including as to the Biostage Tissue Patch and our other product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company’s products, including those utilizing its Biostage Esophageal Implant or Biostage Tissue Patch technologies, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s inability to obtain needed funds in the immediate future; the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact
Joseph Damasio
Chief Financial Officer
774-233-7300
jdamasio@biostage.com